Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Second Quarter Results of Operations.
Naperville, IL, August 11, 2008.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the second quarter of 2008 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Six Months Ended June 30

	Second Quarter		First Six Months
	2008	2007	2008	2007
Net sales and lease revenue	$8,047,012	$10,130,320	$16,461,338	$20,077,896
Income (loss) before income taxes	(32,412)	803,399	11,251	1,290,671
Net income (loss)	(19,412)	523,399	8,251	833,671
Net income (loss) per share	(.02)	.54	.01	.86
Average shares outstanding	966,132	966,132	966,132	966,132

 (All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500